WELLMAN, INC.
DEFERRED COMPENSATION AND RESTRICTED STOCK PLAN

Effective as of February 17, 1998,
And As Amended as of December 1, 1998 and December 31, 2002

SECTION I. PURPOSE OF THE PLAN

1.1 Purpose of the Plan. Wellman, Inc. (the "Company") has adopted a Statement of Policy with respect to Stock Ownership of Directors and Officers (the "Statement of Policy") to promote and create significant ownership of the Company's Common Stock by members of the Company's Board of Directors and senior management. The Statement of Policy is intended to promote the interests of the Company and its stockholders by increasing the ownership of Common Stock by the directors and senior management so that, as stockholders themselves, those individuals will be more likely to represent the views and interests of other stockholders and to motivate them to manage the Company for long-term growth and profitability. This Plan has been adopted to implement and promote the Statement of Policy and to enhance the Company's ability to attract and retain persons who will make substantial contributions to the Company's future success.

1.2 Effective Date. The Plan is effective on February 17, 1998 (the "Effective Date"), subject to approval and ratification by the Company's stockholders no later than September 30, 1998, and as amended, shall be effective as of December 1, 1998 and as of December 31, 2002, and will continue in effect until terminated by the Board. Compensation may be deferred, Restricted Stock Awards granted and Restricted Stock may be purchased and issued under the Plan prior to stockholder approval, subject to the condition that such compensation shall be paid to Participants and grants and purchases shall be canceled and any shares shall be returned to the Company by the affected participants in the event that the stockholders have not approved the Plan by September 30, 1998.

SECTION II. DEFINITIONS

2.1 Annual Bonus means the cash portion of any Incentive Award.

2.2 Base Salary means the annual salary paid by the Company to a management Participant for performance of his job excluding any benefits, Incentive Award, bonuses or any component of pay other than the base amount.

2.3 Beneficiary means any person, estate or trust entitled to receive the certificate or certificates representing shares of Common Stock upon which the restrictions have lapsed upon the death of a Participant, including contingent Beneficiaries.

2.4 Board means the Board of Directors of the Company.

2.5 Business Day means any day on which the New York Stock Exchange is open and the Common Stock is traded.

2.6 Cause in the context of a termination of employment means only one or more of the following: (i) the commission in the course of employment of any dishonest or fraudulent act; (ii) a conviction of a felony (from which, through lapse of time or otherwise, no successful appeal shall have been made) whether or not committed in the course of employment; (iii) the willful refusal to carry out reasonable instructions of the Board which has a material adverse affect upon the Company or any of its subsidiaries; and (iv) the willful disclosure of any trade secrets or material confidential corporate information to persons not authorized to know same.

2.7 Change in Control shall be deemed to have occurred when (i) any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Company, any of its subsidiaries, or any employee benefit plan of the Company or of any subsidiary, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, the securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or (ii) during any period of two consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of the period.

2.8 Committee means the Compensation Committee of the Board or any successor committee.

2.9 Common Stock means the Common Stock, $.001 par value, of Wellman, Inc.

2.10 Company means Wellman, Inc. and its subsidiaries with domestic operations.

2.11 Disability shall have the meaning specified in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

2.12 Effective Date shall have the meaning set forth in subsection 1.2 hereof.

2.13 Exercise Price means (i) for Restricted Stock Awards granted after 1998, 85% of the average of the highest and lowest sales prices of the Common Stock as reported on the New York Stock Exchange on the last day of the prior calendar quarter and on each of the fifteen (15) days before and after that date, and (ii) for Restricted Stock Awards granted in 1998, 85% of the average of the highest and lowest sales prices of the Common Stock as reported on the New York Stock Exchange on the date the Plan is approved by the stockholders and on each of the fifteen (15) Business Days before and after that date.

2.14 Fair Market Value means the average of the highest and lowest sales prices of the Common Stock as reported on the New York Stock Exchange on the date of termination of employment or service of a Participant and on each of the fifteen (15) Business Days before and after that date.

2.15 Incentive Award means an award under any incentive plan (other than a stock option plan and this Plan) designated by the Committee that entitles the recipient to shares of Common Stock, cash or a combination of Common Stock and cash.

2.16 Participant means a non-employee director of the Company, any domestic executive officer listed in the Company's most recent Annual Report on Form 10-K or otherwise designated by the Committee, any other member of management of the Company as designated by the Committee, or a consultant to the Company selected in the Plan by the Committee.

2.17 Plan means this Wellman, Inc. Deferred Compensation and Restricted Stock Plan, as it may be amended from time to time.

2.18 Restricted Period means the three year period commencing on the January 1st of the year in which a Restricted Stock Award is granted pursuant to this Plan during which the restrictions imposed by Section V hereof shall apply; provided, however, that upon request of the Participant at least six months before the expiration of the Restricted Period (including any extended Restricted Period) and prior to termination of employment (regardless of the reason for termination), the Restricted Period may be extended for a period of not less than two years.

2.19 Restricted Stock means shares of Common Stock which are issued by the Company under this Plan subject to forfeiture, restrictions on transfer and such other restrictions as are set forth in Section V hereof or as the Committee may determine in accordance with the provision of Section V of this Plan.

2.20 Restricted Stock Award means an award that provides for a Participant to acquire one share of Restricted Stock as soon as administratively possible after the date compensation is deferred which is equal to the Exercise Price.

2.21 Retirement means retirement from the Company on or after 55 years of age.

2.22 Subsidiary means a domestic corporation of which more than 50% of the total combined voting power of all classes of stock entitled to vote is owned, directly or indirectly, by Wellman, Inc.

Unless the context clearly requires otherwise, the masculine pronoun whenever used shall include the feminine and neuter pronouns, the singular shall include the plural and the plural shall include the singular.

SECTION III. GENERAL TERMS

3.1 Administration of the Plan. The Plan shall be administered by the Committee which shall have exclusive and absolute authority and discretion to interpret the Plan, to establish and modify rules for the administration of the Plan, to impose such conditions and restrictions as it determines appropriate with respect to the Plan and to take such other actions and make such other determinations as it may deem necessary or advisable for the implementation and administration of the Plan. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participants, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan.

3.2 Shares Subject to the Plan. The Common Stock to be issued as Restricted Stock under the Plan may be either authorized but unissued shares or treasury shares. The aggregate number of shares of Common Stock which may be issued under the Plan may not exceed one million (1,000,000) shares, subject, however, to the adjustments provided in subsection 3.3 in the event of stock splits, stock dividends, exchanges or shares or the like occurring after the Effective Date. No Restricted Stock may be issued under the Plan which would cause such maximum limit to be exceeded.

3.3 Adjustments. In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off or other distribution (other than normal cash dividend) of the Company assets to stockholders, or any other change affecting shares or the Company's capitalization, such adjustments as the Committee in its discretion may deem appropriate to reflect such change or to fairly preserve the intended benefits of the Plan shall be made. In addition, any shares issued by the Company through the assumption or substitution of outstanding stock awards or award commitments from an acquired company or other entity shall not reduce the shares available for issuance under the Plan.

SECTION IV. DEFERRED COMPENSATION AND RESTRICTED STOCK AWARDS

4.1 Mandatory Deferred Compensation.

(a) Participants are required to defer the following amounts of compensation earned after January 1, 1998 through December 31, 2002:

(i) Non-employee directors of the Company must defer 50% of their director's retainer fees;

(ii) Employees who are participants in the Wellman, Inc. Management Incentive Compensation Plan must defer payment of any amounts earned over the target percentage defined therein; and

(iii) At the discretion of the Committee and on terms determined by the Committee, consultants may contractually commit to defer full or partial payment of consulting fees.

The Participants will be granted Restricted Stock Awards as follows:

(i) Non-employee directors, on January 20th of 1998 and for each year thereafter on the last day of each calendar quarter,

(ii) Participants in the Wellman, Inc. Management Incentive Compensation Plan, when the amount earned over the target percentage is determined; and

(iii) Consultants, as determined by the Committee.

(b) Participants are required to defer the following amounts of compensation earned after January 1, 2003:

(i) Employers who are participants in the Wellman, Inc. Management Incentive Compensation Plan must defer payment of any amounts earned over the target percentage defined therein; and

(ii) At the discretion of the Committee and on the terms determined by the Committee, consultants may contractually commit to defer full or partial payment of consulting fees.

The Participants will be granted Restricted Stock Awards as follows:

(i) Participants in the Wellman, Inc. Management Incentive Compensation Plan, when the amount earned over the target percentage is determined; and

(ii) Consultants, as determined by the Committee.

(c) Each employee Participant who fails to achieve his targeted stock ownership as provided in the Statement of Policy as of December 31st of any year shall be required to defer his entire Annual Bonus earned in such year for the next year. The participant will be granted a Restricted Stock Award within three months following the date he did not achieve his targeted stock ownership.

4.2 Voluntary Deferred Compensation. (a) Not later than 45 days after a Participant first becomes a Participant in the Plan and not later than December 15 preceding the next full calendar year thereafter (i.e., December 15, 1998 for compensation earned in 1999), the Participant may make an irrevocable election on a form provided by the Company to defer a specified dollar amount of his Base Salary, Annual Bonus and other cash remuneration. Participants may only defer the following amounts:

(i) Participants who are employees may defer up to: (a) 100% of their Base Salary for the period from April 1, 1998 to December 31, 1998 and 100% of their Annual Bonus and any other cash remuneration earned in 1998, (ii) 50% of their Base Salary, Annual Bonus and any other cash remuneration in 1999, 2000, 2001 and 2002, and (iii) 50% of their Annual Bonus in all future years.

(ii) Directors may defer up to 100% of their annual retainer, meeting fees and other cash remuneration for the period from April 1, 1998 to December 31, 1998 and in 1999, 2000, 2001 and 2002.

The Participant will receive a Restricted Stock Award approximately 35 days after his election to defer compensation for 1998 and on the last day of each calendar quarter of any year from 1999 through 2002 for deferrals of base pay earned during those calendar quarters and on the last calendar day of the year in which any deferred bonus is earned.

(b) For purposes of Section 4.1 and this Section 4.2, any Participant who receives a hardship withdrawal from the Wellman, Inc. Retirement Plan or the Wellman, Inc. Employee Stock Ownership Plan shall be prohibited from having any deferred compensation contributions made to this Plan and all others plans maintained by the Company for a twelve (12) month period beginning as of the first day of the month following receipt of the hardship withdrawal.

4.3 Termination of Directors Retirement and Deferred Compensation Plans. Subject to the discretion of the Committee, non-employee director Participants shall receive Restricted Stock as set forth below in satisfaction of any amounts payable to them in connection with the termination of the Wellman, Inc. Directors Retirement Plan and the Wellman, Inc. Directors Deferred Compensation Plan. In the case of the Directors Retirement Plan, the number of shares of Restricted Stock issued in exchange for the accrued benefit as of December 31, 1997 shall be equal to the accrued benefit divided by 85% of the average of the highest and lowest sales prices of the Common Stock as reported on the New York Stock Exchange on the date the Plan is approved by the stockholders and on each of the fifteen (15) Business Days before and after that date. In the case of the Directors Deferred Compensation Plan, the number of shares of Restricted Stock issued in exchange for the accrued benefit on the date the plan is terminated shall be equal to the number of shares of phantom stock held in the Directors Deferred Compensation Plan on the date this Plan is approved by the stockholders.

SECTION V. SECTION V. RIGHTS AND TERMS OF RESTRICTED STOCK

5.1 Terms of Restricted Stock

(a) Each Restricted Stock Award granted pursuant to the Plan will provide for the exchange for the exchange of the applicable Participant's deferred compensation for Restricted Stock within fifteen (15) months after the date of grant. The Restricted Stock shall be issued as soon as administratively possible after a Participant's compensation is actually deferred and exchanged for Restricted Stock pursuant to a Restricted Stock Award. In the event a Participant is granted a Restricted Stock Award and compensation is not actually deferred for whatever reason, no Restricted Stock shall be issued.

(b) Each grant of a Restricted Stock Award pursuant to subsections 4.1 and 4.2 and each issuance of Restricted Stock pursuant to subsection 4.3 shall be embodied in an agreement signed by the Participant and the Company (the "Agreement"). The Agreement (i) shall provide that the Restricted Stock Award and any Restricted Stock issuable thereunder or hereunder shall be subject to the provisions of the Plan, (ii) shall provide that Participants who received Restricted Stock Awards pursuant to subsections 4.1 (b) and 4.2 shall not be able to sell stock (except shares acquired upon exercise of an option granted pursuant to a stock option plan of the Company and disposed of within 30 days of such exercise) during the period these Restricted Stock Awards are exercisable unless they receive permission of the Committee (which will generally be granted only if there are extenuating circumstances), and (iii) shall contain such other provisions as the Committee may prescribe not inconsistent with the Plan.

(c) All Restricted Stock Awards granted and Restricted Stock issued pursuant to this Plan shall be subject to the following restrictions: (i) a Participant shall not be entitled to delivery of a certificate evidencing the shares of Restricted Stock until the expiration or termination of the Restricted Period and the satisfaction of any and all other conditions specified in the Agreement applicable to such shares of Restricted Stock; (ii) none of the Restricted Stock Awards or shares of Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period and until the satisfaction of any and all other conditions specified in the Agreement applicable to such Restricted Stock; and (iii) any Restricted Stock Awards or shares of Restricted Stock which are forfeited shall be returned to the Company and all rights of the Participant with respect to such Restricted Stock Awards or shares of Restricted Stock shall terminate without further obligation on the part of the Company upon the occurrence of any of the events set forth below in subsection 5.4.

5.2 Custody of Shares of Restricted Stock; Rights with Respect to Stock.

(a) Any certificates representing shares of Restricted Stock issued under the Plan shall be issued in the Participant's name but shall be held by the Company during the Restricted Period. The Company shall serve as attorney-in-fact for the Participant during the Restricted Period with full power and authority in the Participant's name to assign and convey to the Company any shares of Restricted Stock held by the Company for such Participant if the Participant forfeits the shares under the terms of the Restricted Stock. Each certificate representing shares of Restricted Stock may bear a legend referring to the Plan and the risk of forfeiture of the shares and stating that such shares are nontransferable until all restrictions have been satisfied and the legend has been removed.

(b) Upon the purchase of Restricted Stock pursuant to the Plan and the issuance of a certificate or certificates representing such Restricted Stock, the Participant shall thereupon be a stockholder and have all rights of a stockholder with respect to such shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such shares; provided, however, that such Restricted Stock and any new, additional or difference securities the Participant may become entitled to receive with respect to such Restricted Stock by virtue of a stock - split, dividend or other change in the corporate or capital structure of the Company, shall be subject to the restrictions described in subsection 5.1 hereof.

5.3 Distribution of Restricted Stock. If a Participant who receives shares of Restricted Stock under the Plan remains in the continuous employment or service of the Company during the entire Restricted Period and otherwise does not forfeit such shares pursuant to subsection 5.4 hereof, all restrictions applicable to the shares of Restricted Stock shall lapse upon expiration of the Restricted Period, and a certificate or certificates representing the shares of Common Stock that were granted to the Participant in the form of shares of Restricted Stock shall be delivered to the Participant.

5.4 Forfeiture.

(a) If a Participant's service or employment is terminated before the expiration of the Restricted Period by the Company without Cause or by reason of Retirement, Disability or death of the Participant, the Committee shall determine when the restrictions applicable to the shares of Restricted Stock held by the Company for such Participant shall lapse, giving appropriate consideration to each individual situation, provided that in no event shall the restrictions continue longer than those in effect on the date of such termination. On each of the respective dates, the certificate or certificates representing the shares of Common Stock upon which the restrictions have lapsed shall be delivered to the Participant (or in the event of the Participant's death, to his Beneficiary).

(b) If a Participant's service or employment is terminated before the expiration of the Restricted Period by the Company for Cause or by the Participant at any time, the Participant shall forfeit all Restricted Stock and shall receive a cash payment equal to the lower of 85% of the Fair Market Value of the Restricted Stock or the deferred compensation used to acquire the Restricted Stock.

(c) In the case of any consultant Participant, any events of forfeiture shall be determined by the Committee in its sole discretion (including but not limited to confidentiality and competitive issues) and shall be set forth in the Agreement with respect to the Restricted Stock Award granted to such consultant.

(d) If a Participant's service is terminated for any reason before a Restricted Stock Award is exchanged for Restricted Stock, then the Participant shall forfeit all rights under the Restricted Stock Award.

5.5 Change of Control. Upon any Change of Control, unless the Committee in its sole discretion determines otherwise prior to the Change of Control, all restrictions applicable to shares of Restricted Stock shall immediately lapse and the certificate or certificates representing the shares of Common Stock that were granted to the Participants in the form of shares of Restricted Stock shall be delivered to the Participants. In addition, each Participant shall have the right to deliver to the Company cash and receive unrestricted Common Stock for any unexchanged Restricted Stock Award.

5.6 Waiver of Restrictions. The Committee, in its sole discretion, may at any time waive any or all restrictions with respect to any Restricted Stock Award or shares of Restricted Stock.

SECTION VI. MISCELLANEOUS

6.1 Termination and Amendment. The Board at any time may amend or terminate the Plan. Notwithstanding any expiration or termination of the Plan, unless otherwise determined by the Committee, the provisions relating to Restricted Stock Awards and Restricted Stock contained in Sections II, III, IV, V and VI shall continue to apply with respect to all Restricted Stock Awards or shares of Restricted Stock outstanding as of the date of expiration or termination.

6.2 Withholding. Each Participant shall pay to the Company any amount necessary to satisfy applicable federal, state or local tax withholding requirements attributable to the grant of a Restricted Stock Award, the issuance of Restricted Stock under the Plan, or upon the vesting of such Restricted Stock, promptly upon notification of the amount due. If these amounts are not paid when requested, then at the election of the Committee, these amounts may be withheld from the shares of Common Stock that otherwise would be distributed to such Participant pursuant to the Plant.

6.3 Legal and Other Requirements. The grant of Restricted Stock Awards and the distribution of shares of Restricted Stock shall be subject to the condition that if at any time the Company determines in its discretion that the satisfaction of withholding tax or other tax liabilities, or the listing, registration or qualification of any shares of Common Stock upon any securities exchange or under any federal or state law, or the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with such grant or distribution, then in any such event, such grant or distribution shall not be effective unless such liabilities have been satisfied or such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

6.4 Choice of Law. The Plan, its validity, interpretation and administration and the rights and obligations of all persons having an interest therein shall be governed by and construed in accordance with the laws of the State of Delaware, except to the extent that such laws may be preempted by federal law.

6.5 Fractional Shares. The Company shall not be required to issue or deliver any fractional share of Restricted Stock issuable under this Plan but shall round each issuance of shares of Restricted Stock hereunder up to the nearest whole share.

6.6 No Employment Contract. The Plan shall not confer upon any Participant any right to continued employment by the Company nor shall the Plan in any way interfere with the right of the Company to terminate the employment of any Participant at any time.

6.7 Section 83(b) Elections. A Participant who files an election with the Internal Revenue Service to include the fair market value of any shares of Restricted Stock in gross income during a Restricted Period shall promptly furnish the Company with a copy of such election together with the amount of any federal, state, local or other taxes required to be withheld (if any) to enable the Company to claim an income tax deduction with respect to such election.